UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CROSSHAIR ENERGY CORPORATION

 (Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1240 – 1140 West Pender Street
Vancouver, British Columbia
Canada, V6E 4G1
(604)  681-8030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Forbes West Management Corp.
1240 – 1140 West Pender Street
Vancouver, British Columbia
Canada, V6E 4G1
(604) 681-8030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dorsey & Whitney LLP
4310 – 161 Bay Street
Toronto, Ontario
Canada, M5J 2S1

From time to time after the effective date of this registration statement

(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. o

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. o

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of registration fee(3)
Common Shares, no par value
Warrants
Units
Total	$25,000,000	$2,865
(1)
Includes an indeterminate number of common shares, common share purchase warrants or units of any combination thereof.  This registration statement also covers (i) common shares that may be issued upon exercise of warrants.  In addition, any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities which may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), such additional number of common shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event.

(2)
Represents the initial offering price of all common shares sold up to an aggregate public offering price not to exceed $25,000,000 or the equivalent thereof in foreign currencies, foreign currency units or composite currencies to the Registrant.

(3)
Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price and the number of common shares being registered has been omitted.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject To Completion: Dated September 25, 2012

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 25, 2012

CROSSHAIR ENERGY CORPORATION
$25,000,000
Common Shares
Warrants
Units
———————

Crosshair Energy Corporation may offer and sell, from time to time, up to $25,000,000 aggregate initial offering price of our common shares, no par value (which we refer to as “Common Shares”), warrants to purchase Common Shares (which we refer to as “Warrants”) or any combination of Common Shares and Warrants (which we refer to as “Units”) (collectively, the Common Shares, Warrants and Units are referred to as the “Securities”) in one or more transactions under this prospectus (which we refer to as the “Prospectus”).

This Prospectus provides you with a general description of the Securities that we may offer. Each time we offer Securities, we will provide you with a prospectus supplement (which we refer to as a “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and any Prospectus Supplement, together with any additional information which is incorporated by reference herein or therein.  This Prospectus may not be used to offer or sell Securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

Our Common Shares are traded on the NYSE MKT under the symbol “CXZ” and on the Toronto Stock Exchange under the symbol “CXX.” There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus.  This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation.

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on September 25, 2012 was approximately $9,519,698 million. We have not issued any securities pursuant to Instruction I.B.5 of Form F-3 during the 12 calendar month period that ends on and includes the date hereof.

Investing in our Securities involves risks.  Prior to purchasing our Securities, you should carefully consider the risk factors that will be described in any applicable Prospectus Supplement and the risk factors described in our filings with the Securities and Exchange Commission, as well as the “Risk Factors and Uncertainties” on page 14 of this Prospectus.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus.   Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER 25, 2012

CROSSHAIR ENERGY CORPORATION

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	7
ENFORCEMENT OF CIVIL LIABILITIES	8
SUMMARY	8
RISK FACTORS AND UNCERTAINTIES	14
USE OF PROCEEDS	23
DESCRIPTION OF COMMON SHARES	23
DESCRIPTION OF WARRANTS	24
DESCRIPTION OF UNITS	26
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	27
PLAN OF DISTRIBUTION	27
TRANSFER AGENT	29
LEGAL MATTERS	29
EXPERTS	29
WHERE YOU CAN FIND MORE INFORMATION	29
DOCUMENTS INCORPORATED BY REFERENCE	29

ABOUT THIS PROSPECTUS

In this prospectus, “Crosshair,” “the Company”, “we,” “us,” and “our” refer to Crosshair Energy Corporation, including unless the context otherwise requires, its subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offer price of $25,000,000. This Prospectus provides you with a general description of the Securities we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; and (iii) in the case of Units, the designation, number and terms of Common Shares or Warrants comprising the Units. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein and therein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information”.

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law.  This Prospectus is not an offer to sell the Securities and is not soliciting an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities.  Our business, financial condition, results of operations and prospects may have changed since that date.

Currency and Financial Information

Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars.  References in this prospectus to “$” are to U.S. dollars and references to “CDN$” are to Canadian dollars.  The consolidated financial statements incorporated by reference into this prospectus and the documents incorporated by reference into this prospectus, and the financial data derived from those consolidated financial statements included in this prospectus, are presented in Canadian dollars.

The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates during the period indicated, and the exchange rates at the end of the period indicated, for one Canadian dollar, expressed in United States dollars, based on the noon exchange rate published by the Bank of Canada.

	Three Months ended July 31,	Year ended April 30,
	2012	2012	2011	2010
High for the period	$1.0164	$1.0583	$1.0542	$1.0039
Low for the period	$0.9599	$0.9430	$0.9278	$0.8423
End of period	$0.9986	$1.0117	$1.0542	$0.9885
Average for the period	$0.9831	$1.0044	$0.9879	$0.9328

On September 25, 2012, the Bank of Canada’s noon exchange rate was Cdn$1.00 = $1.0235.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference contain “forward-looking-statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and, if warranted, development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	the risks associated with outstanding litigation, if any;

•	risks associated with project development;

•	risks related to the need for additional financing;

•
operational risks associated with mining and mineral processing, including risks related to accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with or interruptions in operations which may or may not be insured;

•	risks related to fluctuations in metal prices;

•	risks related to title matters;

•	risks related to environmental liability claims and insurance;

•	risks related to reliance on key personnel;

•	risks related to the receipt of necessary regulatory approvals;

•	risks related to the potential for conflicts of interest among certain officers, directors or promoters with certain other projects;

•	risks related to the absence of dividends;

•	risks related to currency fluctuations;

•	risks related to competition;

•	risks related to dilution;

•	risks related to the volatility of our common share price and volume;

•	risks related to tax consequences to U.S. shareholders;

•	risks related to being subject to the penny stock rules; and

•	risks related to being a foreign private issuer.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors and Uncertainties” of this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

ENFORCEMENT OF CIVIL LIABILITIES

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of the Province of British Columbia, Canada, that many of our officers and directors are residents of countries other than the United States, that some of the experts named in this prospectus are residents of countries other than the United States, and that some of our assets and the assets of said persons are located outside the United States.

In particular, it may be difficult to bring and enforce suits against us or said persons under U.S. federal securities laws.  It may be difficult for U.S. holders of our common shares to effect service of process on us or said persons within the United States or to enforce judgments obtained in the United States based on the civil liability provisions of the U.S. federal securities laws against us or said persons.  In addition, a shareholder should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us, our officers or directors, or other said persons, predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, liabilities against us, our officers or directors or other said persons predicated upon the U.S. federal securities laws or other laws of the United States.

SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included herein or incorporated by reference from our other filings with the SEC. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors and Uncertainties” starting on page 14.

The Company

Crosshair Energy Corporation was incorporated on September 29, 1996 under the original name “Shasta Mines & Oil Ltd.”, as a specially limited company pursuant to the Company Act (British Columbia) (replaced by the Business Corporations Act (British Columbia) effective March 29, 2004). Since incorporation, the Company has gone through various name changes, common share consolidations and other changes in its capital structure. Our authorized capital currently consists of an unlimited number of common shares.

Our executive office is located at:

Suite 1240 - 1140 West Pender Street
Vancouver, British Columbia, Canada  V6E 4G1
Telephone: (604) 681-8030
Facsimile: (604) 681-8039
Website: www.crosshairenergy.com
Email: mmorabito@forbeswest.com

The contact person is: Mr. Mark J. Morabito, Executive Chairman.

Our fiscal year ends April 30th.

Our Business

We are a mineral exploration company engaged in the acquisition and exploration of mineral properties (primarily uranium, base and precious metals).  We do not have any producing mineral properties at this time.  Our business is presently focused on the exploration and evaluation of various mineral deposits in North America.

We are currently focusing our exploration and evaluation activities in the Province of Newfoundland and Labrador and the State of Wyoming on the following properties:

•	Central Mineral Belt properties located in Labrador, Canada (which includes the CMB-JV Property located in Labrador, Canada).

•	The Bootheel Project LLC located in Wyoming, U.S.A.

•	Juniper Ridge Property located in Wyoming, U.S.A.

Our Mineral Properties

Newfoundland

Golden Promise Property

The Golden Promise property consists of one map-staked license located east and northeast of Red Indian Lake in west central Newfoundland. The license covers 5,850 hectares in 234 map-staked claims.

Crosshair entered into the Golden Promise Option and Joint Venture Agreement dated April 8, 2009 between Crosshair and Paragon Minerals Corp. (“Paragon”), pursuant to which Crosshair acquired a 60% interest in the Golden Promise Gold Project, with an option to acquire up to a 70% interest. In connection with the Golden Promise Option and Joint Venture Agreement, Crosshair will provide Paragon with a $2.0 million carried interest in initial exploration expenditures to be completed prior to May 2013. Crosshair may extend the timeframe to complete the initial exploration program by 12 months by issuing 62,500 Common Shares to Paragon.

Upon the successful completion of the initial $2.0 million exploration program, Crosshair may elect to earn an additional 10% interest (to 70%) in Golden Promise by providing Paragon with an additional $1.0 million carried interest in additional exploration expenditures within 24 months.   Crosshair may extend the timeframe to complete the additional exploration program by 12 months upon issuing 25,000 Common Shares to Paragon.  In the event Crosshair does not complete the additional expenditure program within the required timeframe, Crosshair can purchase the remaining 10% interest by paying Paragon the difference between actually incurred exploration expenditures and $1.0 million or revert to the 60% interest.

In July of 2002, the property was optioned by local prospectors to Paragon who undertook preliminary drilling to follow up on the discovery of high grade gold-bearing float. We optioned the Golden Promise property from Paragon on May 1, 2006 and carried out further drilling programs and metallurgical testing has been conducted on drill core samples.  The Jaclyn North occurrence, located 250 meters north of the Jaclyn Zone, has been tested by 13 drill holes and has been defined over a 450 meter strike length.  The occurrence has returned values up to 5.24 grams per tonne gold over 1.70 meters.  The Jaclyn South occurrence, located 300 meters southeast of the Jaclyn Zone, comprises two subparallel quartz veins, one of which is up to 3.4 meters thick.  The zone has been tested by four drill holes from which the best result obtained to date is 0.30 meters grading 44.6 grams per tonne gold.

South Golden Promise (and Victoria Lake) Property and Agreements

The South Golden Promise and Victoria Lake properties consist of two separate blocks of licenses located east and southwest of Red Indian Lake in west central Newfoundland.  The South Golden Promise Property agreement includes two separate blocks of licenses, these being the South Golden Promise and the Victoria Lake claim blocks, which collectively cover 1,975 hectares in 79 map-staked claims. Paragon acquired an option to earn a 100% interest in the South Golden Promise Property pursuant to an underlying option agreement, dated January 8, 2003, with Al Keats, Calvin Keats and Kevin Keats.  The vendors are entitled to a 2.5% Net Smelter Return.  Paragon can repurchase a 1.5% Net Smelter Return for $1,500,000 and has a right of first refusal with respect to the remaining 1.0%.  As of September 2005, Paragon completed its obligations under its option agreement with the vendors and now holds a 100% interest in the South Golden Promise Property subject to the 2.5% Net Smelter Return.

Under the terms of an agreement dated February 14, 2003 with Paragon, we earned a 60% interest in the South Golden Promise Property in consideration for issuing a total of 100,000 Common Shares and incurring a minimum of $1,750,000 in exploration expenditures.

Since acquiring the South Golden Promise and Victoria Lake properties, we have completed several phases of exploration including prospecting, mapping, till and rock sampling as well as excavator trenching on targets defined by the other works.  The Victoria Lake claims also had ground gravity surveying completed to help identify potential massive sulfide targets.  Diamond drilling has been carried out on the gold targets at South Golden Promise and the massive sulfide targets at Victoria Lake.

At South Golden Promise, the work to date has outlined a significant gold-bearing quartz vein system that has been exposed on surface for 170 meters and tested to about 50 meters depth by diamond drilling.  A total of 16 holes were completed at South Golden Promise in 2006 with two holes returning visible gold-bearing quartz veining which assayed a high of 19.5 grams per tonne gold over 1.15 meters.  During 2009, the Gabbro showing, which had previously sampled up to 10 g/t gold from a narrow quartz vein, was trenched without returning significant gold values. In 2010, a small structural mapping program was completed over the Snow White-Linda showing.

At Victoria Lake, an 11 hole diamond drilling program was completed in 2006.  Favorably altered, sulfide-bearing felsic volcanic units were encountered in several of the holes. During 2008, a borehole Pulse EM survey was conducted to test for off-hole conductors that may represent massive sulfides.  Interpretation of the data identified several anomalies suggestive of conductive sources within the vicinity of the diamond drill holes.  An airborne electromagnetic and magnetic survey was carried out in December 2010 and several anomalies were outlined.  Future work will be focused on evaluating these anomalies.

Labrador—Central Mineral Belt

CMB Property and Agreements

The Central Mineral Belt Property is located in the Central Mineral Belt of Labrador, about 140 km north of the town of Happy Valley-Goose Bay and 85 km southwest of the coastal community of Postville on Kaipokok Bay. In a direct line, the property is about 75 km from tidewater to the northeast.  The undeveloped Michelin uranium deposit is 60 km east-northeast of the Moran Lake Property.  The property area is within the Naskaupi Electoral District of Labrador.

The Company holds its interest in the CMB Property pursuant to the Moran Lake Co-Ownership Agreement between the Company and a private individual, local prospector Lewis Murphy.  Crosshair and Mr. Murphy hold the CMB Property as Tenants in Common with Crosshair owning 90% and Mr. Murphy owning 10% of the CMB Property. Mr. Murphy shall retain his 10% ownership in the CMB Property until such time as commercial production commences on the CMB Property. The Company will be required to make advance royalty payments of $200,000 per year commencing in November 2012. Should the Company choose to bring the Moran Lake Property into production; the advance royalty payments made previously to Mr. Murphy under the original agreement concerning the CMB Property will be deducted against any Net Smelter Royalty owed to the original vendor of the property.

After acquiring the CMB Property in October of 2004, we immediately launched a comprehensive review and compilation of all previous exploration carried out in the area.  The results of the review confirmed that the property had considerable potential to host several types of uranium deposits.

The Company launched its first drill program on the CMB Property in February 2006, completing approximately 2,750 meters of drilling in 19 holes at the C Zone.  Further drilling using two drill rigs and totaling over 18,500 meters was carried out during the summer of 2006, followed by an additional 9,400 meters of drilling during the winter of 2007.  The 2007 summer program was our most aggressive program, with over 28,000 meters of drilling using three rigs.  This was followed by over 12,000 meters during the 2008 winter program.

In December 2010, the Company completed a vanadium resource expansion program and in 2011, a 3,138 metre drill program was completed on the CMB Property. The 2012 summer program consisted of drilling, prospecting, sampling and trenching.  The goal of the program is to increase the existing uranium and vanadium resources as well as test other exploration targets.

CMB-JV Property and Agreement

The CMB-JV Project comprises 616 map-staked claims in several separate claim blocks located roughly 150 kilometers north of the town of Happy Valley – Goose Bay, Labrador.  Approximately half of the claims are contiguous with Crosshair’s 100% owned claims located near Moran Lake, while most of the remaining claims are situated south and southeast of the coastal community of Postville on Kaipokok Bay. In July 2008, Crosshair acquired a 60% interest in 4,741 claims in the Central Mineral Belt from Expedition Mining Inc. (formerly Universal Uranium Ltd. (“Expedition”).  The claims were part of a property agreement between Expedition and Silver Spruce Resources Inc. (“Silver Spruce”), under which Expedition had earned a 60% interest.  The claims are host to the Two Time deposit. Silver Spruce declined to participate in last summer’s program and has diluted its interest to a 2% Net Smelter Return Royalty. The Company intends to consolidate the CMB and CMB-JV properties into one property referred to as the CMB Property. Exploration by Silver Spruce and Expedition includes an airborne magnetic radiometric survey over all the claims, as well as limited follow-up over most of the claims including geological mapping, prospecting and lake sediment sampling.

Wyoming – Bootheel and Buck Point Properties

The Bootheel and Buck Point properties are located in Albany County on the southeast edge of the Shirley Basin approximately 60 miles southeast of Casper, Wyoming and 25 miles southeast of Medicine Bow. The Bootheel property comprises about 6,113 gross mineral acres consisting of one 640 acre Wyoming State Mineral Lease No 0-40774, 167 unpatented Federal lode mining claims including approximately 2,597 acres, and one mineral lease for approximately 2,516 acres of fee land owned by MJ Ranches Inc. (MJ Ranches).

On March 31, 2009, we acquired the Bootheel and Buck Point Properties in Wyoming, USA through the acquisition of Target Exploration and Mining Corp. (“Target”) via Plan of Arrangement.

On June 7, 2007, Target, now a wholly owned Crosshair subsidiary, entered into an agreement to form the Bootheel Project, LLC with UR-Energy USA Inc. (“URE”) whereby Target may acquire a 75% participating interest in two uranium properties, the Bootheel and Buck Point properties located in the Shirley Basin, Albany County, Wyoming (the “Bootheel Project”) by completing expenditures totalling US $3 million and issuing 31,250 common shares on or before June 7, 2011. Target earned its 75% interest in the property as all shares have been issued and US $3.1 million had been spent as of April 30, 2010.  As URE declined to participate in the fiscal 2012 exploration program, its participating interest was diluted from 25% to approximately 19%, and Target’s participating interest increased from 75% to approximately 81%.

Under Agreements dated February 5, 2008 between MJ Ranches Inc. (MJ Ranches), and 448018 Exploration, Inc. (448018) as manager, the Bootheel Project LLC leased MJ Ranches’ 75% ownership of the minerals located under four sections and the surface access rights to six sections adjacent to portions of the ground controlled by The Bootheel Project LLC.  The initial term of the agreement is for five years with provision for two renewals.  The Fee Lands are subject to a sliding scale Royalty tied to the sales price of uranium.

An additional five fractional claims were staked in December 2009, and The Bootheel Project LLC now comprises a 100% mineral interest in 274 Federal Unpatented Mining Claims, two state leases and a 75% mineral interest in four fee sections for a total of 8,524 gross acres and surface access rights to 7,882 acres.

The 2008 drilling program consisted of 93 vertical holes averaging 540 feet in depth and totaling 50,163 ft.  Drilling commenced in June and was completed September 20, 2008. In addition to the drilling program, the historic holes were relocated, limited ground radiometric and water sampling surveys were carried out. On February 5, 2009 Target reported that preliminary bottle roll tests had confirmed historical metallurgical test work indicating uranium recoveries of 87% or better using sodium bicarbonate as a lixiviant.

Activities in fiscal 2011 included further base line environmental studies.  A Sage Grouse and Raptor survey was completed in June. In the summer 2011, Crosshair carried out an $860,000 exploration program, which consisted of 35,760 feet of drilling in 76 holes.  Hydrogeological tests and continued permitting were also completed.  The program resulted in an updated Indicated mineral resource estimate of 1.48 million lbs of uranium (2.1M tons at 0.036% U3O8), and an inferred mineral resource estimate of 3.13 million lbs uranium (4.0M tons at 0.039% U3O8) Inferred.

Wyoming – Juniper Ridge Property

The Juniper Ridge Property, located in Carbon County, southwest Wyoming, comprises 197 claims and one state mineral lease totalling 4,710 acres (1,906 Ha) in size.

The fiscal 2012 program on the Juniper Ridge Property consisted of 78,253 feet of mud-rotary drilling in 400 holes. The program resulted in an Indicated mineral resource of 5.2 million lbs of uranium oxide (4.1M tons at 0.063% U3O8). Total expenditures were approximately $1.3 million.

The fiscal 2013 program will consist of 60,000 feet of resource drilling, metallurgical test work and a Pre-Feasibility Study.  Permitting will commence this summer and will include wildlife studies and the drilling of monitor wells for ongoing water quality testing.

Technical Information

Except as otherwise indicated, C. Stewart Wallis, P.G., P.Geo., having a business address at Suite 1240, 1140 West Pender Street, Vancouver, British Columbia, V6E 4G1, a Director of Crosshair and a Qualified Person as defined by National Instrument 43-101 under Canadian securities regulations, has reviewed and is responsible for the technical information contained in this Prospectus.  Stewart Wallis has consented to the inclusion of his name and the statements attributed to him in this Prospectus.  Further information about the Company’s mineral properties can be found in the following technical reports which are available on SEDAR at www.sedar.com:

•
Juniper Ridge Property: The Technical Report titled “Juniper Ridge Uranium Project, 43-101 Mineral Resource Technical Report, Carbon County, Wyoming, USA” dated February 21, 2012 (filed as exhibit to our Form 6-K filed on February 28, 2012).

•
Bootheel Project: The Technical Report titled “Technical Report on the Bootheel Project for Crosshair Energy Corp. and The Bootheel Project LLC” dated February 27,2012 (filed as exhibit to our Form 6-K on March 5, 2012).

•	CMB JV Uranium Project: The Technical Report titled “Technical Report on the CMBNW Property, Labrador Canada” dated June 22, 2009 (filed as an exhibit to our Form 6-K on June 24, 2009).

•
CMB Property: The Technical Report titled “Form 43-101 Technical Report on the Central Mineral Belt (CMB) Uranium - Vanadium Project, Labrador, Canada” dated January 20, 2011 (Rev March 10, 2011) (filed as an exhibit to our Form 6-K on March 17, 2011).

•
Golden Promise Property: The Technical Report titled “Form 43-101F1 Technical Report for the Golden Promise, South Golden Promise and Victoria Lake Properties, Newfoundland and Labrador” dated April 30, 2008 and amended September 23, 2008 (filed as exhibit to our Form 6-K on October 1, 2008).

The Securities Offered under this Prospectus

We may offer the Common Shares, Warrant or Units with a total value of up to $25,000,000 from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the Securities we may offer. Each time we offer Securities, we will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities including (to the extent applicable), the aggregate offering price; voting or other rights; and important United States federal income tax considerations.

A Prospectus Supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents we have incorporated by reference. However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may offer Common Shares. Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval. Holders of our Common Shares are entitled to dividends when and if declared by our Board of Directors. Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”

Warrants

We may offer Warrants for the purchase of Common Shares, in one or more series, from time to time. We may issue Warrants independently or together with Common Shares and the Warrants may be attached to or separate from such securities.

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between us and a warrant trustee for the holders of the Warrants. In this Prospectus, we have summarized certain general features of the Warrants under “Description of Warrants.” We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Warrants being offered, as well as the complete warrant indentures and warrant certificates that contain the terms of the Warrants. Specific warrant indentures will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 6-K that we file with the SEC.

Units

We may offer Units consisting of Common Shares or Warrants to purchase any of such securities in one or more series. In this Prospectus, we have summarized certain general features of the Units under “Description of Units.” We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Units being offered. We may evidence each series of units by unit certificates that we will issue under a separate unit agreement with a unit agent. We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 6-K that we file with the SEC, the unit agreements that describe the terms of the series of Units the Company is offering before the issuance of the related series of Units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

FOR ALL OF THE AFORESAID REASONS, AND OTHERS SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS MEMORANDUM. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

RISK FACTORS AND UNCERTAINTIES

An investment in our securities is highly speculative and subject to a number of known and unknown risks. Only those persons who can bear the risk of the entire loss of their investment should purchase our securities. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 20-F for the fiscal year ended April 30, 2012, and the other information contained in this Prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in any applicable prospectus supplement, before purchasing any of our securities.

An investment in a mine service and an exploration stage mining company with a short history of operations such as ours involves an unusually high amount of risk, both unknown and known, present and potential, including, but not limited to the risks enumerated below.

Our failure to successfully address the risks and uncertainties described below would have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common shares may decline and investors may lose all or part of their investment.  We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

Estimates of mineralized material are forward-looking statements inherently subject to error. Although resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include: geologic uncertainties including inherent sample variability, mineral price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

Risks Pertaining to the Company:

There has been significant economic uncertainty since the second half of 2008 and it has affected the Company’s operations.

The recent unprecedented events in global financial markets have had a profound impact on the global economy. Many industries, including the mining industry, are impacted by these market conditions.  Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect the Company’s growth and profitability.  Specifically:

•	the global credit/liquidity crisis could impact the cost and availability of financing and the Company’s overall liquidity;

•	the volatility of mineral prices would impact the Company’s revenues, profits, losses and cash flow potential;

•	volatile energy prices, commodity and consumables prices and currency exchange rates would impact the Company’s production costs; and

•	the devaluation and volatility of global stock markets would impact the valuation of the Company’s equity and other securities.

These factors could have a material adverse effect on the Company’s financial condition and results of operations.

No known reserves

Our properties are in the exploration stage and are without a known body of mineral reserves.

We have no mineral producing properties at this time. Only those mineral deposits that we can economically and legally extract or produce, based on a comprehensive evaluation of cost, grade, recovery and other factors, are considered “reserves.” We have not defined or delineated any proven or probable reserves on any of our properties. Although the mineralized material and mineralized deposit estimates included herein have been carefully prepared by us, or, in some instances have been prepared, reviewed or verified by independent mining experts, these amounts are estimates only and no assurance can be given that any particular level of recovery of uranium, vanadium, copper, gold, base metals and other minerals from mineralized material will in fact be realized or that an identified mineralized deposit will ever qualify as a commercially mineable (or viable) reserve.

Our planned exploration programs may not result in profitable commercial mining operations

Our operations involve exploration, and there is no guarantee that any of our activities will result in commercial production of any mineral deposits.  The exploration for and development of mineral deposits involves significant financial and other risks which even a combination of careful evaluation, experience and knowledge may not eliminate. Most exploration projects do not result in the discovery of commercially mineable deposits.  Major expenses are required to locate and establish mineral reserves, to develop metallurgical processes, and to construct mining and processing facilities at a particular site. Our planned exploration programs may not result in a profitable commercial mining operation.  Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as quantity and quality of the minerals, costs and efficiency of the recovery methods that can be employed; proximity to infrastructure; financing costs; mineral prices, which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land  tenure, land use, importing and exporting of minerals, and environmental protection.  The exact effect of these factors cannot be accurately predicted but could have a material adverse effect upon our operations and/or our ability to receive an adequate return on our invested capital.  There is no certainty that our expenditures made towards the search and evaluation of uranium, vanadium, copper, gold, base metals and other minerals result in discoveries of mineral resources, mineral reserves or any other mineral occurrences, or in profitable commercial mining operations.

Our resource estimates may not be reliable

There is no certainty that any of our mineral resources will be economically mineable. Until a deposit is actually mined and processed the quantity of mineral resources and grades must be considered as estimates only.  Valid estimates made at a given time may significantly change when new information becomes available. In addition, the quantity of mineral resources may vary depending on, among other things, metal prices.  Any material change in quantity of mineral resources, grade or stripping ratio may affect the economic viability of our properties or any project we undertake. In addition, there can be no assurance that mineral or other metal recoveries in small scale laboratory tests will be duplicated in a larger scale test under on-site conditions or during production.

Fluctuations in prices of uranium, vanadium, copper, gold, base metals and other minerals, results of drilling, metallurgical testing and production and the evaluation of studies, reports and plans subsequent to the date of any estimate may require revision of such estimate. Any material reductions in estimates of mineral resources could have a material adverse effect on our results of operations and financial condition.

We rely on a limited number of properties

Our only properties of interest are currently the Central Mineral Belt properties in Labrador, the Golden Promise, South Golden Promise and Victoria Lake properties in Newfoundland and the Bootheel, Buck Point and Juniper Ridge properties in the United States. As a result, unless we acquire additional property interests, any adverse developments affecting these properties could have a material adverse effect upon our business and would materially and adversely affect our potential mineral resource production, profitability, financial performance and results of operations.

The Nunatsiavut moratorium may adversely affect our ability to raise capital

In order to develop the tools to evaluate the impact of large-scale development projects and the environmental impact, on April 8, 2008, Labrador’s Nunatsiavut Government announced a moratorium on uranium mining on Inuit land it governs that was supposed to continue until March 31, 2011. Even though the majority of our uranium properties do not fall under Nunatsiavut jurisdiction, we have experienced waning shareholder interest and difficulty in raising the capital required for the development of the Labrador projects. The moratorium was lifted on March 9, 2012; however, the difficulties associated with difficulty in raising capital may continue as an ongoing effect of the moratorium being put in place.

We do not have a history of mineral production or operations

We have never had any interest in mineral producing properties.  There is no assurance that commercial quantities of minerals will be discovered at our current properties or any future properties, nor is there any assurance that our exploration programs thereon will yield any positive results.  Even if commercial quantities of minerals are discovered, there can be no assurance that any of our properties will ever be brought to a stage where mineral resources can profitably be produced thereon.  Factors which may limit our ability to produce mineral resources from our properties include, but are not limited to, the price of the mineral resources which are being explored for, availability of additional capital and financing and the nature of any mineral deposits.

We do not have an extensive operating history and there can be no assurance of our ability to operate our projects profitably in the future.

Our insurance will not cover all the potential risks associated with our operations

Our business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes.  Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to our properties or other properties, delays in mining, monetary losses and possible legal liability.

Our insurance will not cover all the potential risks associated with a mining company’s operations.  We may also be unable to maintain insurance to cover these risks at economically feasible premiums.  Insurance coverage may not be available or may not be adequate to cover any resulting liability. Moreover, there are risks against which we cannot insure or against which we may elect not to insure.  Insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the uranium mining industry. We might also become subject to liability for pollution or other hazards which we may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause substantial delays and require us to incur significant costs that could have a material adverse effect upon our financial condition, results of operations, competitive position and potentially our financial viability.

Our operations are dependent on adequate infrastructure

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure.  Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs.  Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect our operations, financial condition and results of operations.

We will require additional capital for our mining operations

The development and exploration of our mining properties will require substantial additional financing.  Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration, development or production on our properties or even a loss of property interest. There can be no assurance that additional capital will be available when needed or that, if available, the terms of financing such capital will be acceptable to us.  In addition, any future financing may be dilutive to our existing shareholders.

Exchange rate fluctuations may effectively increase our costs of exploration and production

Exchange rate fluctuations may affect the costs that we incur in our operations.  Uranium, vanadium, copper, gold, base metals and other minerals are generally sold in U.S. dollars and our costs are incurred principally in Canadian dollars.  We also operate several mineral exploration projects in the United States that require payments to be made in U.S. dollars. The appreciation of non-U.S. dollar currencies against the U.S. dollar can increase the cost of exploration and production in U.S. dollar terms, which could materially and adversely affect our profitability, results of operations and financial condition.

Our operations are subject to extensive governmental regulation that may adversely affect our operating costs

Our mining, processing, development and mineral exploration activities are subject to various laws governing prospecting, development, production, taxes, labor standards and occupational health, mine safety, toxic substances, land use, water use, land claims of local people, and other matters.  Although our exploration and development activities are currently carried out in accordance with all applicable rules and regulations, new rules and regulations may be enacted or existing rules and regulations may be applied in a manner which could limit or curtail production or development.  Amendments to current laws and regulations governing operations and activities of mining and milling or more stringent implementation thereof could have a substantial adverse impact on our operations. Worldwide demand for uranium is directly tied to the demand for energy produced by the nuclear electric industry, which is also subject to extensive government regulations and policies.

Amendments to current laws, regulations and permits governing operations and activities of mining and exploration companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in exploration expenses, capital expenditures or production costs, or reduction in levels of production at producing properties, or require abandonment or delays in development of new mining properties.

We are dependent upon the services of our key executives

We are dependent upon the services of key executives, including our directors and a small number of highly skilled and experienced executives and personnel. Due to our relatively small size, the loss of our Chief Executive Officer, Stewart Wallis, or our Executive Chairman, Mark Morabito, or our inability to attract and retain additional highly-skilled employees may adversely affect our future operations.

Our directors and officers have certain conflicts of interest

Certain of our directors and officers also serve as directors and/or officers of other companies involved in natural resource exploration and development and, consequently, there exists the possibility for such directors and officers to be in a position of conflict.

We have no positive cash flow and no recent history of earnings and we are dependent upon public and private contributions of equity to obtain capital in order to sustain our operations

None of our properties have advanced to the commercial production stage and we have no history of earnings or positive cash flow from operations.  Our cumulative loss, as of the year ended April 30, 2011 determined in accordance with U.S. GAAP, is approximately $78 million.  We do not know if we will ever generate material revenue from mining operations or if we will ever achieve self-sustaining commercial mining operations.  Historically, the only source of funds available to us has been through the sale of our equity securities. Any future additional equity financing would cause dilution to current shareholders.

U.S. investors may not be able to enforce their civil liabilities against us or our directors, controlling persons and officers

It may be difficult to bring and enforce suits against us.  We are incorporated in the province of British Columbia under the Business Corporations Act (British Columbia).  Our directors and officers are residents of Canada, and all or substantial portions of their assets are located outside of the United States, predominately in Canada.  As a result, it may be difficult for U.S. holders of our common shares to effect service of process on these persons within the United States or to realize in the United States upon judgments rendered against them.  In addition, a shareholder should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or other laws of the United States.

However, U.S. laws would generally be enforced by a Canadian court provided that those laws are not contrary to Canadian public policy, are not foreign penal laws or laws that deal with taxation or the taking of property by a foreign government and provided that they are in compliance with applicable Canadian legislation regarding the limitation of actions.  Also, a Canadian court would generally recognize a judgment obtained in a U.S. Court except, for example, where:

a)	the U.S. court that rendered the judgment had no jurisdiction according to applicable Canadian law;

b)
the judgment was subject to ordinary remedy (appeal, judicial review and any other judicial proceeding which renders the judgment not final, conclusive or enforceable under the laws of the applicable state) or not final, conclusive or enforceable under the laws of the applicable state;

c)	the judgment was obtained by fraud or in any manner contrary to natural justice or rendered in contravention of fundamental principles of procedure; or

d)
a dispute between the same parties, based on the same subject matter has given rise to a judgment rendered in a Canadian court or has been decided in a third country and the judgment meets the necessary conditions for recognition in a Canadian court.

As a "foreign private issuer”, we are exempt from the Section 14 proxy rules and Section 16 reporting rules under the Exchange Act which may result in shareholders having less complete and timely data

The submission of proxy and annual shareholder meeting information (prepared to Canadian standards) on Form 6-K may result in shareholders having less complete and timely data than if we were subject to the SEC’s domestic issuer proxy rules under Section 14 of the Exchange Act.  The exemption from Section 16 rules under the Exchange Act that require the reporting of acquisitions and disposition of our equity securities by our officers, directors and greater than 10% shareholders also may result in shareholders having less data.

If we are characterized as a passive foreign investment company (“PFIC”), our shareholders may be subject to adverse U.S. federal income tax consequences.

We have not made a determination as to whether we are considered a PFIC as such term is defined in the U.S. Internal Revenue Code of 1986 (the “Code”), for U.S. federal income tax purposes for the current tax year and any prior tax years.  A non-U.S. corporation generally will be considered a PFIC of any tax year if either (1) at least 75% of its gross income is passive income or (2) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

In general, if we are or become a PFIC, any gain recognized on the sale of our common stock and any “excess distributions” (as specifically defined in the U.S. Internal Revenue Code of 1986) paid on the common stock must be ratably allocated to each day in a U.S. taxpayer’s holding period for the securities.  The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer’s holding period for the common stock generally will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

Litigation

The nature of the Company’s business may subject it to other regulatory investigations, claims, lawsuits, and other proceedings. The results of these legal proceedings cannot be predicted with certainty. There can be no assurances that these matters will not have a material adverse effect on the Company.

Risks Pertaining to the Industry:

Mining operations generally involve a high degree of risk

Our operations are subject to all the hazards and risks normally encountered in the exploration, development and production of uranium and other minerals, including environmental pollution, accidents or spills, industrial accidents, labor disputes, changes in the regulatory environment, natural phenomena, unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage, delays in or cessation of production, exploration or development, monetary losses and cost increases which could make us uncompetitive, and could lead to possible legal liability. Although adequate precautions to minimize risk will be taken, mining operations are subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas which may result in environmental pollution and consequent liability.  In addition, due to the radioactive nature of the materials handled in uranium mining, applicable regulatory requirements result in additional costs that must be incurred.

Competition from other energy sources and public acceptance of nuclear energy may affect the demand for uranium

Nuclear energy competes with other sources of energy, including oil, natural gas, coal and hydro-electricity.  These other energy sources are to some extent interchangeable with nuclear energy, particularly over the longer term.  Lower prices of oil, natural gas, coal and hydro-electricity may result in lower demand for uranium concentrate and uranium conversion services.  Furthermore, the growth of the uranium and nuclear power industry beyond its current level will depend upon continued and increased acceptance of nuclear technology as a means of generating electricity.  Because of unique political, technological and environmental factors that affect the nuclear industry, the industry is subject to public opinion risks which could have an adverse impact on the demand for nuclear power and increase the regulation of the nuclear power industry.

We face strong competition for the acquisition of mining properties

The mining industry is competitive in all of its phases. We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, uranium and precious metals.  Many of these companies have greater financial resources, operational experience and technical capabilities than we do.  As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms we consider acceptable, if at all. Consequently, our revenues, operations and financial condition could be materially adversely affected.

Our operations are subject to environmental regulation

All phases of our operations are subject to environmental regulation in the various jurisdictions in which we operate or may operate in the future. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste.  Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees.  There is no assurance that future changes in environmental regulation, if any, will not adversely affect our operations. Environmental hazards may exist on the properties on which we hold interests which are unknown to us at present and which have been caused by previous or existing owners or operators of the properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.  Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Our properties may be subject to undetected title defects

It is possible there may still be undetected title defects affecting our properties. Title insurance generally is not available, and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions may be severely constrained. Furthermore, we have not conducted surveys of the claims in which we hold interests and, therefore, the precise area and location of such claims may be in doubt. Accordingly, our properties may be subject to prior unregistered liens, agreements, transfers or claims, and title may be affected by, among other things, undetected defects which could have a material adverse impact on our operations.  In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

We may be subject to additional costs for land reclamation

It is difficult to determine the exact amounts which will be required to complete all land reclamation activities in connection with our properties.  Reclamation bonds and other forms of financial assurance represent only a portion of the total amount of money that will be spent on reclamation activities over the life of a mine.  Accordingly, it may be necessary to revise planned expenditures and operating plans in order to fund reclamation activities.  Such costs may have a material adverse impact upon our financial condition and results of operations.

The inability to obtain necessary permits would adversely affect our ability to operate our business

We may not receive the necessary permits or receive them on acceptable terms, if at all, in order to conduct further exploration and to develop our properties.  The failure to obtain such permits, or delays in obtaining such permits, could adversely affect our operations.

Government approvals, approval of aboriginal people and permits are currently and may in the future be required in connection with our operations. To the extent such approvals are required and not obtained; we may be curtailed or prohibited from continuing our mining operations or from proceeding with planned exploration or development of mineral properties.

Future production from our mining properties, if any, is dependent upon the prices of uranium, vanadium, copper, gold, base metals and other minerals being adequate to make these properties economically viable

Mineral and base metals prices received, if any, could be such that our properties cannot be mined at a profit.  The price of our common shares, and our financial results and exploration, development and mining activities may in the future be significantly and adversely affected by declines in the price of uranium, vanadium, copper, gold, base metals and other minerals. The price of uranium, vanadium, copper, gold, base metals and other minerals fluctuates widely and is affected by numerous factors beyond our control such as the sale or purchase of commodities by various central banks and financial institutions, interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, the political and economic conditions and production costs of major mineral-producing countries throughout the world, and the cost of  substitutes, inventory levels and carrying charges.  With respect to uranium, such factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources, uranium production levels and costs of production.  Future serious price declines in the market value of uranium, vanadium, copper, gold, base metals and other minerals could cause development of and commercial production from our properties to be impracticable.  Depending on the price of uranium, vanadium, copper, gold, base metals and other minerals, cash flow from mining operations may not be sufficient and we could be forced to discontinue production and may lose our interest in, or may be forced to sell, some of our properties.  Future production from our mining properties, if any, is dependent upon the prices of uranium, vanadium, copper, gold, base metals and other minerals being adequate to make these properties economically viable.

In addition to adversely affecting our reserve estimates, if any, and our financial condition, declining commodity prices can impact operations by requiring a reassessment of the feasibility of a particular project. Such a reassessment may be the result of a management decision or may be required under financing arrangements related to a particular project. Even if a project is ultimately determined to be economically viable, the need to conduct such a reassessment may cause substantial delays or may interrupt operations until the reassessment can be completed.

Risks Associated With Our Common Shares:

The market price of our common shares may experience substantial volatility

In recent years, the securities markets in the United States and Canada have experienced a high level of price and volume volatility, and the market price of securities of many mineral exploration companies have experienced wide fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies.  The price of our common shares is also likely to be significantly affected by short-term changes in prices of uranium, vanadium, copper, gold, base metals and other minerals, or in our financial condition or results of operations as reflected in our quarterly earnings reports.  Other factors unrelated to our performance that may have an effect on the price of our common shares include the following: the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow our securities; lessening in trading volume and general market interest in our securities may affect an investor’s ability to trade significant numbers of our common shares; the size of our public float may limit the ability of some institutions to invest in our securities; and a substantial decline in the price of our common shares that persists for a significant period of time could cause our securities to be delisted from such exchange, further reducing market liquidity.

We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future

No dividends on our common shares have been paid to date and we have no earnings. We currently plan to retain all future earnings and other cash resources, if any, for the future operation and development of our business.  Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition, and current and anticipated cash needs.

Future sales of common shares by existing shareholders could adversely affect the trading price of our common shares

Sales of a large number of our common shares in the public markets, or the potential for such sales, could decrease the trading price of the common shares and could impair our ability to raise capital through future sales of common shares.

Dilution through employee, director and consultant stock options could adversely affect our shareholders by decreasing shareholder value

Because our success is highly dependent upon our employees, we have granted to some or all of our key employees, directors and consultants options to purchase common shares as non-cash incentives.  To the extent that significant numbers of such options may be granted and exercised, the interests of our other shareholders may be diluted.

If we become subject to the SEC’s penny stock rules, the risks associated with penny stock classification could affect the marketability of our equity securities and shareholders could find it difficult to sell their common shares

If we do not maintain the NYSE MKT listing for our common shares or a listing of our common stock on another national securities exchange in the United States, and if the trading price of our common shares is less than US $5.00 per share, our common stock will become subject to the SEC’s “penny stock” rules as defined in Rule 3a51-1 under the Securities Exchange Act of 1934 (“Exchange Act”).  The SEC has adopted the penny stock rules to regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks generally are equity securities with a price of less than US $5.00, other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange.

Transaction costs associated with purchases and sales of penny stocks are likely to be higher than those for other securities.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our equity securities in the United States and shareholders may find it more difficult to sell their shares.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used by us for acquisitions, exploration and development of existing or acquired mineral properties, working capital requirements, to repay indebtedness outstanding from time to time or for other general corporate purposes.  We may, from time to time, issue Common Shares or other Securities otherwise than through the offering of Common Shares pursuant to this Prospectus.

DESCRIPTION OF COMMON SHARES

Common Shares

We are authorized to issue an unlimited number of common shares of which, as of September 25, 2012, 65,782,178 are issued and outstanding.  Our common shares are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors. Except as otherwise required by law the holders of our common shares will possess all voting power. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all common shares that are present in person or represented by proxy. One holder of shares of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at any meeting of our shareholders.

The holders of common shares will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up of the Company, holders of common shares are entitled to receive pro rata our assets, if any, remaining after payments of all debts and liabilities.  No shares have been issued subject to call or assessment.  There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

In the event of any merger or consolidation with or into another company in connection with which our common shares are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common shares will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

There are no indentures or agreements limiting the payment of dividends and there are no special liquidation rights or subscription rights.

Alteration of Share Structure

We may alter our authorized share structure by directors’ resolution or ordinary resolution of its shareholders, in each case determined by the directors, to:

(a)	create one or more classes or series of shares or, if none of the shares of a series of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)
increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	subdivide all or any of its unissued, or fully paid issued, shares;

(d)	if the Company is authorized to issue shares of a class or shares with par value;

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)	alter the identifying name of any of its shares; or

(g)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act (British Columbia).

Cash dividends

As of the date of this Prospectus, we have not paid any cash dividends to shareholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our exploration activities.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Warrants that we may offer under this Prospectus, which may consist of Warrants to purchase Common Shares and may be issued in one or more series.  Warrants may be offered independently or together with Common Shares offered by any Prospectus Supplement, and may be attached to or separate from those Securities.  While the terms we have summarized below will apply generally to any Warrants that it may offer under this Prospectus, the Company will describe the particular terms of any series of Warrants that it may offer in more detail in the applicable Prospectus Supplement and any applicable free writing prospectus.  The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants will be issued under and governed by the terms of one or more warrant indentures (each a “Warrant Indenture”) between the Company and a warrant trustee (which we refer to as the “Warrant Trustee”) that we will name in the relevant Prospectus Supplement.  Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete.  The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Warrant Indenture.  Prospective investors should refer to the Warrant Indenture relating to the specific Warrants being offered for the complete terms of the Warrants.  We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 6-K that we file with the SEC, any Warrant Indenture describing the terms and conditions of Warrants we are offering before the issuance of such Warrants.

The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering.

The particular terms of each issue of Warrants will be described in the applicable Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•
the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;

•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	whether we will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;

•	whether the Warrants will be listed on any exchange;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares or Debt Securities issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Securities that we specify in the applicable Prospectus Supplement at the exercise price that we describe therein.  Unless we otherwise specify in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that we set forth in the applicable Prospectus Supplement.  After the close of business on the expiration date, unexercised Warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant Certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee in immediately available funds, as provided in the applicable Prospectus Supplement.  We will set forth on the Warrant Certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee.

Upon receipt of the required payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee or any other office indicated in the applicable Prospectus Supplement, we will issue and deliver the securities purchasable upon such exercise.  If fewer than all of the Warrants represented by the Warrant Certificate are exercised, then we will issue a new Warrant Certificate for the remaining amount of Warrants.  If we so indicate in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares to which the holder of a Common Share would have been entitled immediately after such event.  Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement.  The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders.  The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture.

We may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that the Company may offer under this Prospectus.  While the terms we have summarized below will apply generally to any Units that we may offer under this Prospectus, we will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement.  The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement and any supplemental agreements applicable to a particular series of Units.  We urge you to read the applicable Prospectus Supplements related to the particular series of Units that we sell under this Prospectus, as well as the complete Unit Agreement and any supplemental agreements that contain the terms of the Units.

General

We may issue units comprising one or more of Common Shares and Warrants in any combination.  Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit.  Thus, the holder of a Unit will have the rights and obligations of a holder of each included security.  The Unit Agreement under which a Unit is issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing Unit Agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares” and “Description of Warrants” will apply to each Unit and to any Common Share or Warrant included in each Unit, respectively.

Issuance in Series

We may issue Units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each Unit Agent will act solely as our agent under the applicable Unit Agreement and will not assume any obligation or relationship of agency or trust with any holder of any Unit.  A single bank or trust company may act as Unit Agent for more than one series of Units.  A Unit Agent will have no duty or responsibility in case of any default by us under the applicable Unit Agreement or Unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a Unit may, without the consent of the related Unit Agent or the holder of any other Unit, enforce by appropriate legal action its rights as holder under any security included in the Unit.

We, the Unit Agents, and any of our or their agents may treat the registered holder of any Unit Certificate as an absolute owner of the Units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the Units so requested, despite any notice to the contrary.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

Owning Securities may subject you to tax consequences in the United States. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices.  We may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective.  The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers.  Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased.  We may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  We may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities.  Any such fee or commission will be paid out of our general corporate funds.  We may use underwriters with whom we have a material relationship.  We will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, we will sell such Securities to the dealers as principals.  The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.  We will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents

The Securities may also be sold through agents designated by us.  Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable Prospectus Supplement.  Any such fees or commissions will be paid out of our general corporate funds.  Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser.  In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.  Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market.  Such transactions may be commenced, interrupted or discontinued at any time.

TRANSFER AGENT

Our common share transfer agent is Computershare Trust Company of Canada whose address is 510 Burrard Street, 3rd Floor, Vancouver, British Columbia V6C 3B9.

LEGAL MATTERS

Blake, Cassels & Graydon LLP, Vancouver, B.C., Canada, has provided an opinion on the validity of the securities offered by this Prospectus. Certain legal matters related to this Prospectus will be passed upon on our behalf by Dorsey & Whitney LLP, with respect to matters of United States law. Counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents.

EXPERTS

The financial statements of Crosshair Energy Corporation appearing in our Annual Report on Form 20-F for the year ended April 30, 2012 have been audited by Davidson & Company LLP, registered independent accountants, as set forth in their report thereon included therein and incorporated here by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can also be reviewed by accessing the SEC's Web site at www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at: 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. The following documents filed with the SEC are incorporated by reference in this prospectus:

    1.    The description of certain classes of securities set forth in our registration statement on Form 8-A filed with the SEC on May 2, 2007;

2.	Our Annual Report on Form 20-F for the year ended April 30, 2012;

3.	Our report on Form 6-K filed on May 3, 2012;

4.	Our report on Form 6-K filed on May 16, 2012;

5.	Our report on Form 6-K filed on July 10, 2012;

6.	Our report on Form 6-K filed on July 17, 2012;

7.	Our report on Form 6-K filed on July 24, 2012;

8.	Our report on Form 6-K filed on July 25, 2012;

9.	Our report on Form 6-K filed on August 9, 2012;

10.	Our report on Form 6-K filed on August 22, 2012;

11.	Our report on Form 6-K filed on August 28, 2012;

12.	Our report on Form 6-K filed on August 30, 2012;

13.	Our report on Form 6-K filed on September 14, 2012; and

14.	Our report on Form 6-K filed on September 18, 2012

In addition, all subsequent Annual Reports on Form 20-F or Form 40-F, and all subsequent filings on Form 6-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus.  Also, we may incorporate by reference future reports on Form 6-K that we furnish subsequent to the date of this prospectus by stating in those Form 6-Ks that they are being incorporated by reference into this prospectus.

To the extent that any statement in this Prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this Prospectus, the statement in this Prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this Prospectus or the registration statement of which this Prospectus is a part. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement of which this Prospectus is a part.

You should rely only on the information provided or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with any different information. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of the document.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Crosshair Energy Corp., Suite 1240, 1140 West Pender Street, Vancouver, BC V6E 4G1 and the telephone number is (604) 680-8131.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

We are subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).  Under Section 160 of the Act, we may, subject to Section 163 of the Act, indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request; or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of our company or an associated corporation, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (an “eligible proceeding”) to which the eligible party is or may be liable and we may, subject to section 163 of the Act, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of our company or an eligible party:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under the Act, the articles of our company may affect our power or obligation to give an indemnity or pay expenses to the extent that the articles prohibit giving the indemnity or paying the expenses.  As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

Article 21 of our articles provides for the mandatory indemnification of our directors and former directors as well as his or her heirs and legal personal representatives to the greatest extent permitted by the Act.  The indemnification includes the mandatory payment of expenses actually and reasonably incurred by such person in respect of that proceeding.  The failure of a director or officer to comply with the Act or our articles does not invalidate any indemnity to which he or she is entitled.  Under our articles, we may purchase and maintain insurance for the benefit of any eligible person who:

•	is or was a director, officer, employee or agent of our company;

•	is or was a director, officer employee or agent of a corporation at a time when the corporation is or was an affiliate of our company;

•	at our request, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or

•	at our request, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Exhibits.

Exhibit	Description
1.1*	Form of Underwriting/Agency Agreement
4.1*	Form of Warrant
4.2*	Form of Warrant Indenture
5.1	Opinion of Blake, Cassels & Graydon LLP
23.1	Consent of Davidson & Company LLP
23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature pages to this registration statement).
________________________
*To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed on Form 6-K under the Securities Exchange Act of 1934 and incorporated herein by reference.

Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement.

(5)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)        For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, British Columbia, Canada, on this 25th day of September, 2012.

CROSSHAIR ENERGY CORPORATION

By:	/s/ “Mark Ludwig"
Name: Mark Ludwig
Title: Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark Ludwig and Samuel Yik, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-3, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on September 25, 2012.

Signature	Title
/s/ “Mark Ludwig”	Chief Executive Officer
Mark Ludwig	(principal executive officer)
/s/ “Samuel Yik”	Chief Financial Officer
Samuel Yik	(principal financial and accounting officer)

/s/ “Mark Morabito”	Executive Chairman and Director
Mark Morabito
/s/ “Stewart Wallis”	Director
Stewart Wallis
/s/ “Jay Sujir”	Director
Jay Sujir
/s/ “Chris Healey”	Director
Chris Healey

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in the capacity of the duly authorized representative of Crosshair Energy Corporation in the United States, on September 25, 2012.

CROSSHAIR ENERGY CORPORATION

By:	/s/ “Mark Ludwig"
Name: Mark Ludwig
Title: Chief Executive Officer